Exhibit 10.15

Employment Agreement

This Employment Agreement is made by and between XTEND REALITY EXPANSION LTD., an Israeli company, registration number 515871861, with its offices at 7 Habarzel St., Tel Aviv (the “Company”), and Matteo Shapira (the “Employee”).

Prior to entering into this Employment Agreement, the Employee was engaged by the Company as an independent service provider under an engagement agreement executed between the parties. The Employee represents and warrants that he requested this form of engagement and has received from the Company all compensation due and owing to him in connection with that engagement.

The Company and the Employee now wish to enter into this Employment Agreement, effective as of the Effective Date, as defined below.

Below is a table summarizing the specific terms of Employee’s employment with the Company (the “Specific Terms”). The general terms and conditions of Employee’s employment with the Company are included in the pages following this table (the “General Terms”).

Specific Terms, General Terms, and the Exhibits attached hereto are collectively deemed as the “Employment Agreement”, Employee’s execution of these documents constitutes the agreement to the Specific Terms, the General Terms, and all the Exhibits attached hereto.

In this Employment Agreement, words referring to a male employee are also intended for a female employee.

Employee’s Details	Full Name: Matteo Shapira	Position: CAIO
	I.D. Number: [***]	Manager: CEO
Effective Date: August 1, 2026
Scope of Work: Full-Time

Annual Salary	US$ 385,000 (gross), payable in twelve (12) equal monthly installments (each installment shall be referred to herein as the “Monthly Salary”). Payment shall be made in NIS, with the applicable exchange rate to be determined by the Company on an annual basis at the commencement of each calendar year (i.e., the January salary cycle), in accordance with the Company’s internal practices in this regard. For the year 2026, the applicable exchange rate shall be NIS 3 per US$1.

Notice Period	Three (3) calendar months.

Annual Cash Bonus	The Employee shall be eligible to receive an annual cash bonus with a target annual bonus opportunity of US$ 195,000 (gross) for 100% achievement of the applicable annual goals and targets, payable in NIS according to the U.S. dollar/NIS exchange rate in effect on the payment date. The annual bonus shall be based on the achievement of annual goals and targets of the Employee and the Company, as determined by the Board of Directors of the Company’s parent company, Xtend AI Robotics, Inc. (the “Board”, and the “Parent”, respectively), or a duly authorized committee designated by the Board on its behalf. The terms and conditions of the annual bonus, including the applicable performance criteria, measurement methodology, approval process, threshold and maximum achievement levels, and all other related terms, shall be as set forth in the applicable executive compensation plan for C-level executives of the Company or the Parent, as applicable, to be adopted and as may be amended from time to time by the Board or such committee. Any annual bonus earned for a given year shall be paid within ninety (90) days following the completion and closing of the financial reports for such year by the applicable independent accountants. If the Company terminates the Employee’s employment after the end of the applicable bonus year but before the applicable payment date, other than for Cause, the Employee shall remain eligible to receive the annual bonus for such completed year, subject to the applicable terms and conditions and actual achievement of the relevant goals and targets, and such bonus, if earned, shall be paid following such termination at the same time annual bonuses for such year are paid to the other executives.

Termination Grant	In the event that this Employment Agreement is terminated by either party for any reason other than for Cause, the Company shall pay to the Employee a one-time lump-sum cash payment in an amount equal to three (3) times the Employee’s then-current Monthly Salary (the “Termination Grant”), subject to and conditioned upon the Employee’s execution and non-revocation (if applicable) of the Company’s standard waiver and release of claims document.

Pension Plan	The Employee shall be insured under a Pension Plan (as defined below), all in accordance with the General Approval of Section 14 Arrangement and the General Terms.

Keren Hishtalmut (“Education Fund”)

Company’s Contribution: 7.5% of the Monthly Salary.

Employee’s Contribution: 2.5% of the Monthly Salary, which will be deducted from the Monthly Salary.

Notwithstanding the above, the amounts contributed to the Education Fund will not exceed the tax-exempt limit recognized by the Income Tax Authority from time to time.

Vacation Days

Annual Entitlement: 20 business days per calendar year.

Maximum Amount: The Employee shall be entitled to carry forward from one calendar year to the next any unused vacation days, up to an amount equal to one (1) Annual Entitlement.

Sick Days	Per applicable law. However, the Employee shall be entitled to receive the full compensation as of the first sick day.

Recreation Days (“Dmey Havraa”)	Per applicable law.

Travel Expenses	The Employee shall be entitled to either: (i) use a Company Car for the purpose of fulfilling Employee duties to the Company (the “Company Car”) in accordance with the Company’s policies as shall be modified from time to time, subject to signing the Company’s car policy and any other required agreement, including with the leasing company. The Company Car monthly cost shall be up to NIS 5,000 (excluding VAT), which shall be covered by the Company. The Company will cover all of the operating expenses of the car, excluding parking expenses, tickets, fines, and other costs related to noncompliance by the Employee with any applicable law. The Company shall bear all applicable taxes related to the Employee’s use of the Company Car; or (ii) receive from the Company a fixed monthly amount of NIS 5,000 (gross) as reimbursement for expenses related to travel, car maintenance, insurance and other related costs. Either options, as shall be agreed upon between the parties shall be instead of Employee’s entitlement for reimbursement of his travel expenses per law

Equity Incentives

RSU Grant. Subject to the approval of the Parent’s Board the Employee shall be granted 300,000 Restricted Stock Units (“RSUs” and “Initial RSU Grant” respectively), in accordance with and subject to the terms and provisions of the Parent’s applicable equity incentive plan and its applicable sub-plan for Israeli participants, if any, as may be adopted from time to time (collectively, the “Plan”) and in accordance with the requirements of Section 102(b)(3) of the Israeli Tax Ordinance. Each RSU shall represent the right to receive one share of a Common Stock of the Parent (“Common Stock”), subject to the terms, conditions and restrictions of the Plan and of an RSU award agreement to be entered into between the Employee and the Parent, in the form customarily used by the Parent and as approved by the Board.

The RSUs shall vest over a period of thirty-six (36) months, in thirty-six (36) equal monthly installments, with no cliff,, such that 1/36 of the RSUs shall vest on each monthly anniversary of the Vesting Commencement Date (as shall be determined in the RSU award agreement), provided that the Employee remains continuously employed by the Company or any of its affiliates, or continues to provide services thereto, through each applicable vesting date.

The grant of the RSUs shall be subject to the Employee’s execution of the applicable RSU award agreement and such other documents, undertakings and instruments as may be required by the Parent and/or the Company.

Subject to the approval of the Board (or the applicable compensation committee, if required), the Employee shall be eligible to receive, on each of the first and second anniversaries of the Initial RSU Grant’s grant date, an additional RSU grant on substantially the same terms and conditions as the initial RSU grant and covering the same number of RSUs as granted pursuant thereto on.

Any tax liability arising in connection with the grant, vesting, settlement or the RSUs and/or the sale of the Common Stock issued thereunder shall be borne solely by the Employee, and the Employee acknowledges that neither the Company nor the Parent shall bear any responsibility in connection therewith, except for any mandatory withholding or reporting obligations required by applicable law. The Employee further acknowledges that no representation or undertaking has been made by the Company, the Parent or any of their representatives regarding the tax consequences of the grant or the disposition of any securities issued thereunder.

In the event of any contradiction or inconsistency between the provisions of this Employment Agreement and the provisions of the RSU award agreement, the provisions of the RSU award agreement shall prevail.

Recognition One Time RSU Grant. Subject to the approval of the Board of Directors of the Parent (the “Board”), the Employee shall be granted 5,000,000 Restricted Stock Units (“RSUs”), in accordance with and subject to the terms and provisions of the Plan and in accordance with the requirements of Section 102(b)(3) of the Israeli Tax Ordinance. Each RSU shall represent the right to receive one share of a Common Stock of the Parent (“Common Stock”), subject to the terms, conditions and restrictions of the Plan and of an RSU award agreement to be entered into between the Employee and the Parent, in the form customarily used by the Parent and as approved by the Board.

The RSUs shall vest over a period of thirty-six (36) months, in thirty-six (36) equal monthly installments, with no cliff,, such that 1/36 of the RSUs shall vest on each monthly anniversary of the Vesting Commencement Date (as shall be determined in the RSU award agreement), provided that the Employee remains continuously employed by the Company or any of its affiliates, or continues to provide services thereto, through each applicable vesting date. The vesting schedule shall include an acceleration provision pursuant to which 100% of the then-outstanding and unvested RSUs granted hereunder shall become fully vested immediately upon the termination of the Employee’s employment by the Parent or the Company without Cause or by the Employee for Good Reason.

The grant of the RSUs shall be subject to the Employee’s execution of the applicable RSU award agreement and such other documents, undertakings and instruments as may be required by the Parent and/or the Company.

Any tax liability arising in connection with the grant, vesting, settlement or the RSUs and/or the sale of the Common Stock issued thereunder shall be borne solely by the Employee, and the Employee acknowledges that neither the Company nor the Parent shall bear any responsibility in connection therewith, except for any mandatory withholding or reporting obligations required by applicable law. The Employee further acknowledges that no representation or undertaking has been made by the Company, the Parent or any of their representatives regarding the tax consequences of the grant or the disposition of any securities issued thereunder.

In the event of any contradiction or inconsistency between the provisions of this Employment Agreement and the provisions of the RSU award agreement, the provisions of the RSU award agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

XTEND REALITY EXPANSION LTD.	Employee

Signature:	Signature:

By:	By:	Matteo Shapira

Title:	Date:

General Terms and Conditions of Employment with the Company

1.	Employment Position

1.1. The Employee’s employment relationship with the Company shall commence on the Effective Date and shall continue for an indefinite term, unless and until terminated in accordance with the provisions of this Employment Agreement.

1.2. Employee shall be employed by the Company in the Position indicated in the Specific Terms, and shall report to the person indicated in the Specific Terms as the Manager or any other person as determined by the Company.

1.3. Employee shall devote Employee’s entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and perform his duties and functions diligently and skillfully with the utmost expertise and devotion.

1.4. During Employee’s employment, Employee will not engage in or be associated with, directly or indirectly, any other employment, consulting, or other business activity (with or without consideration), without the Company’s prior written approval. Prior to signing this Employment Agreement, the Employee will inform the Company of any employment, occupation, engagement, or activity in which the Employee is involved, and that would require the Company’s written consent per this paragraph.

1.5. Employee shall be based in Israel, but he understands and agrees that the Position may require him to travel internationally from time to time.

2.	Working Hours

2.1. Work for the Company shall be performed on Sunday through Thursday, unless determined and instructed otherwise by the Company.

2.2. A regular workweek for a full-time position consists of 42 working hours, not including Employee’s daily break.

2.3. Saturday, as observed by the Jewish religious, shall be the Employee’s recognized and official rest day.

2.4. Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy.

3.	Termination

3.1. Employee’s employment with the Company may be terminated at any time at the option of either Employee or the Company, upon delivery to the other party of a written notice pursuant to the Specific Terms (the “Notice Period”).

3.2. During the Notice Period Employee shall continue work and perform all regular duties unless otherwise instructed by the Company. Employee will cooperate with the Company and use Employee’s best efforts to assist the integration into the Company organization of the person or persons who will assume Employee’s responsibilities hereunder.

3.3. Notwithstanding the foregoing, Company shall be entitled to terminate Employee’s employment at any time prior to the expiration of the Notice Period and pay the Employee the applicable payment in lieu of notice period, per applicable law.

3.4. In case of termination of Employee’s employment by the Company for Cause, the Company may terminate Employee’s employment immediately (with no Notice Period).

3.5. “Cause” means (i) a material breach of the PIIA (as defined below and attached hereto as Exhibit A), or any other material breach of this Employment Agreement, which, if capable of cure, was not cured within five (5) calendar days of receipt by the Employee of written notice; (ii) fraud, theft, embezzlement, dishonesty, or misappropriation of funds of the Companyor any of its affiliates; (iii) conviction of, or a plea of “guilty” or “no contest” to a felony or other lesser crime that would require removal from Employee’s position at the Company; (iv) any willful or intentional act of the Employee that injures, or is reasonably likely to injure, the reputation, business, products or practices of the Company, or any of its directors, officers, agents, representatives, shareholders or affiliates; or (v) other cause justifying termination or dismissal without severance payment under applicable law. The determination that a termination is for Cause shall be made by the Company in its sole judgment and discretion.

3.6. “Good Reason” means the occurrence of any of the following without the Employee’s prior written consent: (i) a material reduction of more than 15% in the Employee’s base salary, which is not applied on a broad basis to other C-Level employees of the Company; (ii) a material diminution in the Employee’s title, authority, duties, or responsibilities (for the avoidance of doubt, a lateral change to another C-level position that does not entail a reduction in salary or benefits shall not constitute Good Reason); (iii) a requirement that the Employee relocate their principal place of work to a location more than 50 kilometers from the Employee’s then-current work location; or (iv) a material breach of this Agreement by the Company; provided, however, that no resignation shall constitute a resignation for Good Reason unless: (A) the Employee has provided the Company with written notice of the grounds for Good Reason within sixty (60) days of the initial occurrence of the applicable condition; (B) the Company has failed to cure such condition within thirty (30) days following receipt of such notice; and (C) the Employee’s resignation occurs within thirty (30) days following the expiration of such cure period.

4.	Salary

4.1. Employee shall be entitled to a Monthly Salary in the amount specified in the Specific Terms.

4.2. Employee agrees and acknowledges that due to the Employee’s senior managerial position in the Company, the special personal trust involved in the position in which the Employee shall be employed, and the inability to monitor the Employee’s actual work hours, the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) shall not apply to the Employee. The Employee acknowledges that the set amount of the Monthly Salary, as well as all other compensation and benefits provided to the Employee by the Company, as agreed upon between the Employee and the Company, reflect the requirements of the position to work additional and irregular hours and days. Accordingly, the Employee shall not be entitled to claim or receive payments or any additional pay for work performed at overtime hours, nights, weekends, or at any other times in which the Hours of Work and Rest Law requires payment of special payments (to employees who are not in a position such as the position of the Employee).

4.3. The Monthly Salary shall be paid no later than the 9th day of the following month.

4.4. An amount equal to 10% of the Monthly Salary shall be considered to be a special payment for the Employee’s obligation for non-competition under the PIIA (the “Special Compensation”). Employee shall be obligated to return to the Company all Special Compensation amounts Employee received from the Company upon violation of any of the obligations set forth in the PIIA. The Company maintains the right to withhold any amounts due to Employee following such violation. All the above shall not derogate from any of the Company’s rights with respect to any violation of the provisions of the PIIA.

5.	Pension Plan

5.1. The Employee shall be insured under a managers insurance, a pension fund, or a combination of both, pursuant to the Employee’s choice and preference (the “Pension Plan”).

5.2. The monthly contributions to the Pension Plan shall be made on the basis of the Monthly Salary, as follows: (i) Company’s contributions: 8.33% towards the severance pay component, and 6.5% towards the pension component; and (ii) Employee’s contributions: 6% towards the pension component, which will be deducted from the Monthly Salary each month.

5.3. Notwithstanding the said contributions, if the Pension Plan is a managers insurance policy or a provident fund that is not a pension fund, Company’s contributions towards the pension component shall include the cost of acquiring a loss of working capacity insurance (the “Disability Insurance”), which shall be equal to lower of the following: (i) 2.5% of the Monthly Salary or the applicable portion thereof, or (ii) a rate ensuring loss of earning payment of 75% of the Monthly Salary or the applicable portion thereof. Notwithstanding the foregoing, the Company’s contributions towards the pension component must be at least 5%. Therefore, the Company’s contributions towards the pension component shall be no less than 6.5% and up to 7.5% of the Monthly Salary or the applicable portion thereof.

5.4. It is agreed and warranted between the parties that the Company’s contributions to the severance component are in lieu of severance pay, in accordance with the provisions of the General Approval regarding Employers’ Payments to a Pension Fund and Insurance Fund in lieu of Severance Pay issued by virtue of Section 14 of the Severance Pay Law 5723-1963 by the Labor Minister, dated June 30, 1998 (as amended and as may be amended from time to time), which its Hebrew and English copies are attached hereto as Exhibit B (the “General Approval”). By signing this Employment Agreement, the parties acknowledge their consent to the applicability of the provisions of the General Approval. In so far as amendments to the General Approval shall be necessary, according and subject to any law or regulations, the provisions of the amended General Approval shall prevail and replace the General Approval attached.

5.5. The parties acknowledge and agree that the amounts accrued in the Pension Plan on account of the Company’s contributions shall be in lieu of and will constitute the full and final settlement of any severance pay Employee may become entitled to under any applicable law or contract. Notwithstanding the foregoing, the parties acknowledge and agree that the Company waives all rights for refunds from its contributions payments, unless a judgment determined that Employee is not entitled to severance pay under Section 16 and/or Section 17 of the Severance Pay Law, or if Employee withdrew funds contributed to the Pension Plan prior to an “Entitling Event” as such is defined in section 2(b) in the General Approval.

6.	Vacation Days

6.1. Employee is obliged to take at least five (5) paid vacation days during a calendar year, as prescribed by law. Furthermore, Employee will make every effort to exercise his full annual vacation by the end of a calendar year.

6.2. In the event the Employee was unable to utilize all his vacation days by the end of a calendar year, Employee shall be entitled to carry forward from one calendar year to the next an accumulated unused balance of vacation days standing to his credit up to the Maximum Amount detailed in the Specific Terms. For the avoidance of doubt, at the end of each calendar year, any unused vacation days in excess of the Maximum Amount shall be canceled, nulled, and shall not be redeemable in any event.

7.	Education Fund

7.1. Employee and Company shall open and maintain an education fund under the terms specified in Specific Terms (“Keren Hishtalmut”) (the “Education Fund”).

7.2. Employee hereby authorizes the Company to transfer to the Education Fund the amount of Employee’s contribution and the Company’s contribution from the Monthly Salary, on a monthly basis, subject to the terms specified in the Specific Terms.

8.	Reimbursement for Expenses:

8.1. The Company shall reimburse the Employee for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in connection with the performance of his duties under this Employment Agreement, subject to and in accordance with the Company’s expense reimbursement policy (as shall be determined by the Company from time to time(, but only with respect to expenses that have been approved by the Company in advance, and for which the Employee has provided receipts and/or other appropriate documentation.

9.	PIIA

9.1. Employee shall be required, as a condition to Employee’s employment with the Company, to sign the Non-Competition, Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “PIIA”).

9.2. Employee’s compensation under this Employment Agreement has been calculated to include special consideration for the commitments under the PIIA and the Employee will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express waiver of the Employee’s rights under Section 134 of the Patent Law.

10.	Representations

10.1. The Employee confirms and undertakes: (i) that the Employee has all right and authority to enter into this Employment Agreement and to perform the Employee’s obligations hereunder; (ii) that the Employee’s employment with the Company does not conflict with, or result in a breach of, any agreement or other commitment to which the Employee is a party or by which the Employee is bound; (iii) to comply with all applicable laws relating to the Employee’s employment, including, without limitation, the Company’s Rules for Prevention of Sexual Harassment at the Workplace; (iv) to comply with all of the Company’s work rules, policies, procedures and objectives, as shall be in effect from time to time; (v) not to disclose this Employment Agreement or any part thereof to any third party (other than the Employee’s spouse, attorney, or tax advisor), including, without limitation, to any other employee of the Company; (vi) not to receive, at any time, whether during the term of this Employment Agreement or at any time thereafter, directly or indirectly, any payment, benefit or other consideration from any third party in connection with the Employee’s employment with the Company, without the Company’s prior written authorization; (vii) to immediately and without delay inform the Company in writing of any affairs or matters in which the Employee or any member of the Employee’s immediate family has a personal interest that might create a conflict with the Employee’s duties, responsibilities or obligations to the Company, the Position, employment with the Company (including its affiliates), or the interests of the Company (including its affiliates); (viii) not, without the Company’s prior written consent, to undertake or accept any other paid or unpaid employment or occupation, or engage in or be associated with, directly or indirectly, any other business, duty or pursuit, except for de minimis non-commercial activities; and (ix) not to disparage the Company or its affiliates, their reputation, business, products or practices, or any of their respective directors, officers, agents, representatives or shareholders, whether orally or in writing.

10.2. The Employee agrees to the collection, storage, processing, and use by the Company of any information concerning the Employee, including the transfer thereof to databases (in Israel or abroad and to any other person or entity, as the Company shall deem necessary and reasonable for business purposes or to pursue the Company’s business interests, all, in accordance with applicable law and as is reasonable for the Company’s business purposes and interests. Without derogating from the generality of the above, such purposes may include human resources management.

11.	Use of the Company’s Computer Systems

11.1. The Employee hereby agrees and acknowledges that he has read, understands, and consents to the Company Computer Policy attached hereto as Exhibit C and incorporated herein by reference, and agrees to, concurrently with the execution of this Employment Agreement, to sign on Exhibit C.

12.	Miscellaneous

12.1. This Employment Agreement, together with its exhibits, constitute the entire understanding and agreement between the parties and supersedes any and all agreements (written or oral) concerning the subject matter hereof.

12.2. This Employment Agreement may only be amended by a document signed by both parties.

12.3. This Employment Agreement will be governed by and construed in accordance with the laws of the State of Israel, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the exclusive personal jurisdiction of the courts located in Tel-Aviv-Jaffa, for any lawsuit arising from or relating to this Agreement.

12.4. All taxes, levies, and compulsory payments that the Company is liable to deduct, pursuant to any law, at the Employee’s expense, shall be deducted at source from all the payments, rights, and benefits to which the Employee is entitled, pursuant to this Employment Agreement or its appendices, unless expressly provided otherwise in this Employment Agreement.

12.5. Employee’s rights and obligations under this Employment Agreement may not be assigned or delegated, in whole or in part, by operation of law or otherwise, without the Company’s prior written consent.

12.6. This Employment Agreement includes the terms to be contained in, and constitutes, the written notice to be delivered to the Employee pursuant to the Notice to Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002. This Employment Agreement does not derogate from any right vested to the Employee by virtue of any law, extension order, or collective bargaining agreement, to the extent such apply to the Employee.

12.7. All notices given or made pursuant to this Employment Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, or (b) when sent by electronic mail if sent during regular business hours of the recipient; if not, then on the next business day. All notices shall be sent to the respective parties at the addresses set forth on the Specific Terms (or at such other addresses as shall be specified by notice given in accordance with this Section).

***

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

XTEND REALITY EXPANSION LTD.	Employee

Signature:	Signature:

By:	By:	Matteo Shapira

Title:	Date:

Exhibit A

NON-COMPETITION, PROPRIETARY INFORMATION, AND INVENTIONS AGREEMENT

THIS NON-COMPETITION, PROPRIETARY INFORMATION, AND INVENTIONS AGREEMENT (the “Agreement”) is effective as of the first day of the Employee’s engagement with the Company, including without limitation, prior to his employment with the Company (the “Effective Date”) and made by and between XTEND REALITY EXPANSION LTD. (including, at its sole discretion, any or all of the Company’s affiliates, hereafter the “Company”) and Matteo Shapira (I.D. No. [***]) (the “Employee”).

In consideration for, as a condition and part of the Employee’s engagement with the Company (for no additional consideration or compensation), it is hereby agreed as follows:

1.	Confidential Information.

1.1. Definition.

1.1.1. “Confidential Information” means any proprietary or confidential data and/or information, in any form or media, that Employee receives, obtains, or otherwise acquires or gains access to during or in connection with Employee’s engagement with the Company (whether before or after the date of this Agreement), which pertains to the Company or any of its businesses, clients, customers, employees, shareholders, business partners, licensees, licensors, vendors or affiliates. Confidential Information includes without limitation Company Intellectual Property (as defined below), or any part thereof, as well as any data and/or information that, given the nature of such data and/or information or the circumstances of its disclosure or receipt, is or should reasonably be considered as confidential.

1.1.2. Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure, (ii) subsequently has entered the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by written dated evidence to have been known by Employee prior to disclosure to Employee in connection with his engagement with the Company, not as a result of a breach of any obligation owed to the Company or any other third party.

1.2. Confidentiality. Except as herein provided, Employee agrees that during and after termination of Employee’s engagement with the Company, Employee (i) shall keep Confidential Information confidential and shall not directly or indirectly, use, divulge, publish, or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent (except in order to fulfill Employee’s employment tasks and obligations); (ii) shall refrain from any action or conduct which might compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow Company’s instructions provided from time to time regarding the use and handling of Confidential Information. The Employee will take all reasonable precautions to prevent any unauthorized use of disclosure of the Confidential Information.

1.3. Ownership. Employee acknowledges and agrees that all right, title, and interest in and to Confidential Information and all materials containing Confidential Information are and shall remain, at all times, the sole and exclusive property of the Company.

1.4. Proprietary Information of Third Parties.

1.4.1. Employee agrees that he/she has not and will not, during the term of the employment, improperly use, disclose or bring onto the premises or systems of the Company any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, unless with the prior written approval of the Company and such employer, person or entity.

1.4.2. Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to the Company’s undertaking to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he/she owes the Company and such third parties, during Employee’s employment with the Company and anytime thereafter, a duty to hold all such third party confidential or proprietary information at least in accordance with the provisions set forth hereunder in connection with Confidential Information of the Company, and to use such third party confidential or proprietary information strictly for the limited purposes and in the manner permitted hereunder.

1.5. Return of Confidential Material. Upon Company’s request or upon termination of the Employee’s employment with the Company for any reason, Employee agrees to promptly surrender and deliver to Company all materials and data of any nature or media pertaining to any Confidential Information or to the Employee’s employment. Employee will not retain or take any tangible or electronical materials or data, containing or pertaining to any Confidential Information. If required by the Company, Employee will certify in writing that he/she complied with the requirements of this Section.

2.	Ownership of Intellectual Property.

2.1. Definitions.

2.1.1. “Intellectual Property” means proprietary or intellectual property rights, including without limitation copyrights, inventions, discoveries, patents, designs, trademarks, whether or not registered or capable of being registered, original ideas, trade secrets, source and object code, algorithms, formulae, materials, methods, processes, procedures, any derivatives, improvements, and enhancements of the foregoing, and all rights corresponding to the foregoing throughout the world including all rights to sue for and receive remedies against past, present and future infringements of any and all of the foregoing;

2.1.2. “Prior Inventions” means the Intellectual Property made or conceived by or belonging to Employee that are listed on Schedule A attached hereto that (i) were developed by Employee prior to Employee’s employment with the Company, (ii) relate to Company’s actual or proposed business, operations, products or research and development, and (iii) are not assigned to Company hereunder; and

2.1.3. “Open Source” means any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), materials licensed under any Creative Commons license and the Apache License).

2.2. Assignment of Intellectual Property. Employee hereby irrevocably assigns and transfers to Company, for no additional consideration, Employee’s entire right, title, and interest in and to all the Intellectual Property authored, developed, created, made, conceived, or reduced to practice by Employee, whether solely or jointly with others, during the period of Employee’s engagement with Company (including prior to the date of this Agreement, after hours, on weekends or during vacation time), that either (i) relate in any manner to the actual or demonstrably anticipated business or proposed business, work, or research and development of Company; or (ii) is developed in whole or in part on Company’s time or using Company’s equipment, supplies, facilities or Confidential Information; or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of Company or in connection with Employee’s duties and responsibilities in the scope of his/her engagement with Company (the “Company Intellectual Property”). Employee agrees that this assignment includes a present assignment to Company of ownership with respect to Company Intellectual Property that is not yet in existence.

2.3. Employee hereby explicitly and irrevocably waives (i) any interest, claim, or demand with respect to any consideration, compensation, or royalty payment in connection with Company Intellectual Property and/or the assignment thereof, including, but not limited to any payments pursuant to Section 134 to the Israeli Patent Law – 1967 (the “Patent Law”); (ii) any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”) that he/she has at any time with respect to Company Intellectual Property.

2.4. Prior Inventions. If no Prior Inventions are listed in Schedule A of this Agreement, Employee warrants that there are no Prior Inventions. Employee hereby acknowledges that, if in the course of Employee’s employment with Company, Employee incorporates into a Company product, process, service, or software a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, unlimited, irrevocable, perpetual, worldwide, transferable and sub-licensable right and license to make, have made, modify, create derivative works, reproduce, use, offer to sell use, sell, sublicense and otherwise distribute such Prior Invention (as may be improved or enhanced by or for Company) and in the event of copyrightable materials, copy, distribute, publicly perform, publicly display, make derivative works thereof, and sublicense such copyrightable materials, as part of or in connection with such Company product, process, service or software.

2.5. Disclosure of Intellectual Property. Employee agrees that in connection with Intellectual Property and/or which Employee, solely or jointly with others, conceives, develops, or reduces to practice during the period of Employee’s employment with the Company (including after hours, on weekends, or during vacation time) whether or not Employee believes that such Intellectual Property is Company Intellectual Property, Employee shall, as customary or required by the Company, keep and maintain adequate and accurate records, and shall promptly disclose such Intellectual Property to Company, through Employee’s immediate supervisor at Company or another Company designee (and if requested by the Company shall also reduce to writing and adequately describe all such Intellectual Property), in order to permit Company to claim its rights under this Agreement.

2.6. Employee’s Assistance.

2.6.1. Employee agrees to assist Company, or its designee, at Company expense, in every proper way to secure Company rights in the Company Intellectual Property and in any and all countries, including (a) the disclosure to Company of all pertinent information and data with respect thereto; (b) the execution of all assignments, applications, specifications, oaths, and other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company Intellectual Property.

2.6.2. Employee’s obligations hereunder, to the extent that it is in Employee’s power to do so, shall continue after the termination of Employee’s employment with Company for any reason. If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature on any instrument, required at Company’s discretion in order to apply for, pursue or maintain any application for Intellectual Property rights (including patents or copyright registrations) covering and embodying any Company Intellectual Property, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents (at its discretion) as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and/or protection or maintenance.

2.7. Other Obligations.

2.7.1. Employee acknowledges that the Company from time to time may have agreements with other persons or with the government authorities, or agencies thereof, that impose obligations or restrictions on Company regarding Intellectual Property made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by the Company’s instructions or policies, and take necessary actions to assist Company in complying with its obligations thereunder.

2.7.2. Employee further agrees and undertakes that any and all work performed by him shall not infringe upon, misappropriate or use in an unauthorized manner any copyright, patent, trademark, trade secret, or other confidential or proprietary information or intellectual property of any third party, including, without limitation, any current or former employer of Employee.

2.8. Open Source Software.

2.8.1. To the extent Intellectual Property or any other work product provided or generated by Employee includes any software, computer code, and/or firmware, any such Intellectual Property or work product shall not incorporate or include any Open Source, unless explicitly permitted under the Company’s Open Source policy and/or instructions. Further, all other use of Open Source materials in connection with Employee’s employment shall be in accordance with the Company’s Open Source policy.

2.8.2. Intellectual Property and any other work product provided or generated by Employee shall on delivery be free of viruses, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, or other code of any kind that may disable, erase, display any unauthorized message, permit unauthorized access, automatically or remotely stop software, code and/or firmware from operating, or otherwise impair the services, deliverables, inventions or work product or the Company network or any part thereof.

3.	Non-Competition and Non-Solicitation

During the term of Employee’s employment with the Company and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, (i) engage whether as an employee, independent contractor, partner, joint venture, shareholder, investor, director, consultant or otherwise, in any business or activity, all over the world, which is competitive with the technology, products, and/or services of the Company, or the business in which it is currently engaged or in which it may be engaged in, during the time of the Employee’s employment with the Company, (ii) solicit, induce, recruit or encourage any of the Company’s personnel to leave their employment, or take away such personnel, or attempt to solicit, induce, recruit, encourage or take away personnel of the Company, and/or their affiliates, either for the Employee or for any other person or entity; nor (iii) offer, solicit, interfere with and/or endeavor to entice away from Company, and/or any of its affiliates, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as, consultant, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or twelve (12) months prior to the termination of his/her employment with the Company.

4.	Breach of Obligations

Employee is aware that a breach of his/her obligations as detailed under this Agreement, or part of them, will cause the Company or the Company’s affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, in addition to the return of the Special Compensation pursuant to the terms of the Employment Agreement to which this Agreement is attached, Employee agrees, that if such a breach occurs, the Company, any of the Company’s affiliates or any of their designee(s) shall be entitled (without limiting other remedies if available under the law or hereunder) to take all legal means necessary and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

5.	Acknowledgements and Declarations

Employee hereby declares and acknowledges that:

5.1. Employee’s confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation Employee receives under the employment agreement to which this Agreement is attached, and are designed to protect the Company’s and the Company affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

5.2. Any breach of Employee’s obligations under this Agreement shall contradict the nature of the special trust and loyalty between Employee and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

5.3. Employee’s obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent Employee from developing his/her general knowledge and professional expertise in the area of his/her business, without infringing on or breaching any of the Company’s rights.

6.	Miscellaneous

6.1. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Israel, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the courts located in Tel-Aviv-Jaffa district, Israel, for any lawsuit arising from or relating to this Agreement.

6.2. Assignment. The undertakings set forth herein may be assigned by the Company. Employee may not assign or delegate his/her duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon Employee’s heirs, successors, and permitted assignees.

6.3. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

6.4. Entire Agreement. This Agreement constitutes the full and complete agreement between the parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both parties.

6.5. Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be automatically adjusted to the minimum extent necessary for validity or enforceability. In any event, the remaining terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

XTEND REALITY EXPANSION LTD.	Employee

By:	By:	Matteo Shapira

Date:	Date:

Schedule A

TO THE NON-COMPETITION, PROPRIETARY INFORMATION, AND INVENTIONS AGREEMENT

Prior Inventions

Follows a list of Prior Inventions of the Employee:

1.

2.

3.

4.

If nothing is listed, I will be regarded as having declared that I have no Prior Inventions.

Employee (Signature)	Date

Exhibit B

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND

AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval on behalf of his employees to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers’ insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments

(a)

To the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto additional payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event that the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)

131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”); or

(2)

11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case, the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event that the employer has paid, in addition to the foregoing payments to supplement severance pay, to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which:

(a)

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund, and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval; and

(b)

The employer waives in advance any right, which he may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Sections 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement after the age of 60.

(3)

This approval does not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order, or employment agreement, in respect of salary over and above the Exempt Salary.

Exhibit C

COMPANY COMPUTER POLICY CONSENT

XTEND REALITY EXPANSION LTD. (the “Company”) has a policy regarding the use of the Company’s computer systems (the “Company’s Computers Policy”), as follows:

1.

The Company has provided you, for the purpose of the performance of your duties, various types of computer related devices, including a computer, hardware, software, Company e-mail account, phone, etc. (the “Computer Devices”). The Computer Devices are the exclusive property of the Company, and in order to protect the Computer Devices, and the information which they contain, you are hereby required to adhere to the following instructions:

1.1. Hardware – it is prohibited to install hardware on, and/or to, Computer Devices without the prior authorization of your supervisor or the Company’s IT team. In this regard, you are not allowed to connect to a Computer Device an external hard – drive, disk on key (also known as memory stick and/or flash memory), camera, cell phone or any other type of hardware for purposes which are illegal, inappropriate, or transferring of material that belongs to the Company, its clients, employees, or any other third party without the prior authorization of your supervisor or the Company’s IT team.

1.2. Software – it is prohibited to install software on Computer Devices, except for reasonable bounds, without the prior authorization of your supervisor or the Company’s IT team.

1.3. Files – it is prohibited to save on Computer Devices any files, photos, or videos that are not related to the Company. In particular, and without limitation, it is prohibited to save on Computer Device any file that its access and/or saving by you constitute infringement of protected Intellectual Property rights, and any file that contains obscene, pornographic, or abusive content.

Notwithstanding the above, you are permitted to save personal files that you or your immediate family members have created, which are not related to the Company or to the performance of your duties, and have no commercial content, as long as such files are saved under a folder labeled “Private” located at the root directory of the Computer Device.

1.4. If any of the above instructions is not clear or if you have a question regarding the use of Computer Devices, please contact your supervisor.

2.	Notwithstanding the above, the Company does allow private use of the Computer Devices made available to you for work purpose, within reasonable bounds, subject to Section 1 above and Section 4 below.

3.

During work hours and/or while at the Company’s offices you may access the internet for your own private use provided that such access is done for a reasonable period of time, and in accordance with the Company’s Computers Policy. For the removal of doubt, and without limitation, it is prohibited to access any website that contains obscene, pornographic, or abusive content, and/or includes content that infringes on protected Intellectual Property rights, and /or involves gambling.

4.	The Company’s e-mail account –

4.1. Which was assigned to you is provided to you only for the purpose of work related use. You are not allowed to use the Company’s e-mail account for private purposes that are not related to the Company’s activities, such prohibited private use of your e-mail account includes correspondence with friends and family.

4.2. In the event, you wish to send private e-mails during work hours and/or while at Company’s offices, you can do so through your private external web based e-mail account (Gmail, Hotmail, etc.). As noted above, you are prohibited from saving to Computer Devices any files received through your external web based e-mail account, unless such files are saved per the terms of the exclusive exception detailed above.

4.3. In order to maintain the security of the Computer Devices and the protection of the Company’s legitimate interests, the Company is using various monitoring technologies, as well as blocking technologies, in the scope further detailed in the Computer Policy. These technologies enable the Company to monitor and review content and information which is present on Computer Devices or exchanged through Computer Devices, including through the Company’s e-mail account assigned to Company’s employees.

5.

Said monitoring is not intended to infringe your privacy, and as a general rule the Company is not interested in reviewing correspondence which is exchanged through the Company’s e-mail account assigned to you. However, the Company may review the professional correspondence and will act within the boundaries of applicable law, and when circumstances so require, necessitate, and obligate, in order to protect the Company’s legitimate interests.

6.

In the event that private correspondence exists in the Computer Devices and/or the Company e-mail account assigned to you, this, despite the clear instructions detailed hereinabove, the Company may review such correspondence, if special and unique circumstances exist in which there is a serious suspicion that you are carrying out harmful or illegal activity through Computer Devices, and subject to your consent.

7.

It is further clarified that as part of the Company’s administration of its affairs, it may become necessary for another employee of the Company to access the Computer Devices that were assigned to you, in order to review professional information on the Computer Devices that were assigned to you. Such access by other employees may occur during your employment or after the termination of your employment. In this respect, upon request from your supervisors or upon the termination of employment, you are required to provide your supervisors with all access passwords that are necessary to access Computer Devices which were assigned to you, and materials that are saved on them.

8.	Any material or file that is saved on Company’s Computer Devices is deemed to be the Company’s property.

As a sign of your consent to the Computer Policy and the foregoing instructions, you are required to sign below.

EMPLOYEE ACKNOWLEDGEMENT AND CONSENT:

I, the undersigned, hereby acknowledge and approve that I have read all the above mentioned, received any and all clarifications which I required, and agree to it.

Matteo Shapira	[***]
Name	ID number	Signature	Date